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                                                                    EXHIBIT 10.2

SENIOR REDEEMABLE

CONVERTIBLE DEBENTURE

PURCHASE AGREEMENT

BY AND BETWEEN:

IMMERSION CORPORATION

AND

MICROSOFT CORPORATION

DATED AS OF JULY 25, 2003

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           SENIOR REDEEMABLE CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

                  THIS SENIOR REDEEMABLE CONVERTIBLE DEBENTURE PURCHASE AGREEMENT, made this 25th day of July, 2003, by and between IMMERSION CORPORATION, a Delaware corporation with an address at 801 Fox Lane, San Jose, California 95131 (the "COMPANY"); and MICROSOFT CORPORATION, a Washington corporation with an address at One Microsoft Way, Redmond, WA 98052-6399, Washington (the "PURCHASER").

                              W I T N E S S E T H:

                  WHEREAS, the Company proposes, subject to the terms and conditions stated herein (including the attached schedules), to issue to the Purchaser a series of senior redeemable convertible debentures in increments of Five Hundred Thousand Dollars ($500,000) with the aggregate principal amount not to exceed Nine Million Dollars ($9,000,000), having the terms, including the interest accruing thereon, set forth in the Debenture.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                             SECTION 1. DEFINITIONS

                  Section 1.01 Defined Terms. Unless hereinafter defined or otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings, ascribed to such terms in the Debenture:

                  "Affiliate" means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such first Person; where for purposes of the foregoing "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided; however, that: (i) in the case of any Person that is an individual, "Affiliate" shall include any spouse, parent, grandparent, child, grandchild, sibling of such Person and any spouse or child of any such parent, grandparent, child, grandchild, or sibling ("Family Members"); and (ii) in the case of any Person that is a corporation or other legal entity, including without limitation, the Company, "Affiliate" shall include any officer, director, trustee, member, partner, shareholder and Family Members thereof; and provided; further; however, that "Affiliate" shall include any trust or estate with respect to which such Person is a trustee, executor or has a beneficial interest therein.

                  "Agreement" means this Senior Redeemable Convertible Debenture Purchase Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like

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of this Agreement unless otherwise indicated, and the words "herein" and
"hereof" and "hereunder" and words of similar import when used in this Agreement or the Debenture shall refer to this Agreement or such Debenture as the case may be and not to any particular provision of this Agreement or the Debenture.

                  "Capital Expenditures" means for any period, the dollar amount of gross expenditures (including obligations under Capital Leases) made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred during such period.

                  "Capital Lease" means all leases of personal property which have been or should be capitalized on the books of the lessee in accordance with GAAP.

                  "Closing Date" means the date on which all of the conditions to the Initial Purchase set forth in Section 3.01 and 3.02 have been met by the Company.

                   "Commission" shall have the meaning set forth in Section 4.01 hereof.

                  "Company" shall have the meaning set forth in the preamble hereof.

                  "Company Contract" shall have the meaning set forth in Section
4.13 hereof.

                  "Compliance Certificate" means a certificate executed by the senior executive officer of the Company certifying to the matters set forth in
Section 3.02(h) hereof.

                  "Debenture Remainder" shall have the meaning set forth in
Section 2.01

                  "Determination Date" shall have the meaning set forth in
Section 8.04 hereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as such may be amended from time to time.

                  "Filed SEC Documents" shall have the meaning set forth in
Section 4.18 hereof.

                  "Financial Statements" shall have the meaning set forth in
Section 4.17 hereof.

                  "Game Console Sublicense Agreement" means that certain Game Console Sublicense Agreement between the Company and the Purchaser dated July 25, 2003.

                  "Indebtedness" means at a particular time, without duplication: (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than six months past due);
(iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse); (vi) any

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obligations under Capital Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (vii) any indebtedness secured by a Lien on a Person's assets; and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

                  "Indemnifiable Damages" shall have the meaning set forth in
Section 8.01 hereof.

                  "Indemnified Parties" shall have the meaning set forth in
Section 8.01 hereof.

                  "Indemnifying Party" shall have the meaning set forth in
Section 8.02 hereof.

                  "Initial Debenture Period" shall have the meaning set forth in
Section 2.01 hereof.

                  "Initial Purchase" means the purchase by the Purchaser of the first senior redeemable convertible debenture of the Company in the original principal amount of up to Three Million Dollars ($3,000,000).

                  "Intellectual Property Rights" shall have the meaning set forth in Section 4.12 hereof.

                  "Lawsuit" means the Immersion Corporation v. Sony Computer Entertainment of America, Inc., Sony Computer Entertainment Inc., and Microsoft Corporation, Northern District of California Case No. C02-00710 CW (WDB).

                  "License Agreement" means that certain License Agreement between the Company and the Purchaser dated July 25, 2003.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Subsidiary, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code, as amended from time to time, or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                  "Material Adverse Effect" means any change, effect, event, occurrence, development or developments which, individually or in the aggregate,
(i) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities (contingent or other), affairs, operations or financial condition of the Company or any of its Subsidiaries, or (ii) would reasonably be expected to prevent or materially impede, interfere, hinder or delay the performance by the Company of its obligations hereunder. However, any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement of the execution of the Transaction Documents shall not be deemed in and of itself to constitute, and shall not be taken into account in determining whether there has been or will be, a "material adverse effect".

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                  "Notice of Claim" shall have the meaning set forth in Section
8.02 hereof.

                  "Notice of Possible Claim" shall have the meaning set forth in
Section 8.02 hereof.

                  "Obligations" means all obligations, Indebtedness and liabilities, joint, several, matured, unmatured, contingent, absolute, of whatever nature, now or hereafter owing by the Company to the Purchaser, including, but not limited to, all Indebtedness of the Company under this Agreement and any Debenture (whether for principal, interest, fees, costs, expenses or other amount).

                  "Ordinary Course Indebtedness" means (i) Indebtedness of the sort described in clauses (i) and (ii) of the definition of "Indebtedness" existing on the date of this Agreement and disclosed in Schedule 1.01 and refinancings, renewals and extensions of any such Indebtedness if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended and if the principal amount thereof is not increased; (ii) Capital Leases in an individual amount not to exceed $500,000 and other Indebtedness secured by a lien described in clause (iii) of the definition "Permitted Liens," provided that such Indebtedness does not exceed the cost or fair market value of the assets financed with such Indebtedness and refinancings and extensions of any such Indebtedness if the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (provided, for purposes hereof, Indebtedness shall qualify under this clause if it is incurred within thirty (30) days of the date that Company acquired the assets which are to secure such Indebtedness and the cost of the assets acquired shall include the delivery, installation and tax expenses incurred in acquiring such assets); (iii) Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory appeal or similar obligations; (iv) Indebtedness under interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Company's and/or the Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices; (v) deferred taxes; (vi) Indebtedness in respect of overdraft protections and otherwise in connection with Company's deposit accounts; (vii) leases of office and storage facilities; (viii) Indebtedness owing from a Subsidiary to Company or another Subsidiary; (ix) Indebtedness in respect of credit cards issued to Company, a Subsidiary or employees of either; (x) Indebtedness consisting of deferred liabilities in respect of payments received by Company for services to be provided; (xi) Guarantees of any Indebtedness arising out of subparagraphs
(i)-(x) and (xii) hereof; and (xii) Subordinated Debt; provided, that in each case, such indebtedness is incurred in the ordinary course of business consistent with the Company's past practice.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "Permitted Liens" means:

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                           (i)      tax Liens with respect to Taxes not yet due
and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied;

                           (ii)     deposits or pledges made in connection with,
or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations;

                           (iii)    purchase money security interests in any
property acquired by the Company to the extent permitted by this Agreement;

                           (iv)     interests or title of a lessor under any
lease permitted by this Agreement;

                           (v)      mechanics', materialmen's or contractors'
Liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable;

                           (vi)     easements, rights-of-way, restrictions and
other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company or detracting from the value of the assets of the Company;

                           (vii)    Liens with respect to Indebtedness permitted
pursuant to Section 6.01; and

                           (viii)   Liens outstanding on the date hereof which
secure Indebtedness and which are described in the schedules to this Agreement.

                  "Person" means an individual, partnership, corporation, company, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

                  "Plan" means any plan under ERISA established, maintained or to which contributions have been made by the Company or any Subsidiary.

                  "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

                  "Purchase" means the Initial Purchase and each Subsequent Purchase of Debentures.

                   "Purchase Agreement" means that certain Series A Convertible Preferred Stock Purchase Agreement between the Company and the holder of the Series A Preferred Stock dated July 25, 2003.

                   "Reportable Event" means any of the events set forth in
Section 4043 of ERISA.

                  "SEC Documents" shall have the meaning set forth in Section
4.18 hereof.

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                  "Securities Act" shall have the meaning set forth in Section
4.03 hereof.

                  "Subordinated Debt" means any debt incurred by the Company that is subordinated to the debt owing by the Company to the Purchaser on terms acceptable to the Purchaser (and identified as being such by the Company and the Purchaser).

                  "Subsequent Debenture Period" shall have the meaning set forth in Section 2.01 hereof.

                  "Subsequent Purchase" means each purchase made by the Purchaser of a senior redeemable convertible debenture of the Company in the principal amount of up to Two Million Dollars ($2,000,000) on that date when all of the conditions to such purchase set forth in Section 3.02 hereof have been satisfied.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

                  "Tax" or "Taxes" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation: foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

                  "Third Party Claim" shall have the meaning set forth in
Section 8.03 hereof.

                  "Transaction Documents" means the Debenture Purchase Agreement, the Purchase Agreement, the License Agreement and the Game Console Sublicense Agreement.

                  Section 1.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect on the date of this Agreement, or, as in effect

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on the date when any financial statements are delivered pursuant to this
Agreement ("GAAP").

                  Section 1.03 Issuance of Debentures. The Debentures purchased by the Purchaser hereunder will be represented by a definitive instrument in the form attached hereto as Exhibit A. The Company shall issue the Debentures to the Purchaser, against a wire transfer of immediately available funds by or on behalf of the Purchaser equal to the principal amount of the Debentures to an account designated by the Company. The time and date of such delivery and payment shall be at such time and date as the Purchaser and the Company may agree upon. Contemporaneous with the Purchaser's wire transfer of an amount equal the original principal amount of the Debenture, the Company shall issue to the Purchaser the Debenture.

                         SECTION 2. DEBENTURE PURCHASES

                  Section 2.01 The Debenture Purchases. Subject to the terms and conditions hereof, the Purchaser agrees to offer to purchase Debentures of the Company in an aggregate principal amount not to exceed Nine Million Dollars ($9,000,000), subject to the Company's request of the Purchaser to make such purchases as follows:

                  (a) The Company may request that Purchaser purchase Debentures in an aggregate principal amount not to exceed Three Million Dollars ($3,000,000), in minimum increments of Five Hundred Thousand Dollars ($500,000), at the Closing Date or during the twelve (12) month period following the Closing Date ("INITIAL DEBENTURE PERIOD").

                  (b) Following the Initial Debenture Period and upon thirty (30) days' prior written notice to Purchaser, the Company may request that Purchaser purchase Debentures in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000), in minimum increments of Five Hundred Thousand Dollars ($500,000), in each of the three successive twelve (12) month periods following the Initial Debenture Period (each such period a "SUBSEQUENT DEBENTURE PERIOD"), provided, however, that if the Company requests that Purchaser purchase Debentures in an amount less than $2,000,000 in any Subsequent Debenture Period, any such remaining amount (the "DEBENTURE REMAINDER") may be added to the amount the Company may issue in the next Subsequent Debenture Period, provided further, that if such Debenture Remainder is not issued in such next Subsequent Debenture Period, such Debenture Remainder will not carryover to the next Subsequent Debenture Period. For example, if the Company issues $1,500,000 in Debentures in the first Subsequent Debenture Period following the Initial Debenture Period, the Company may issue Debentures for up to $2,500,000 in the second Subsequent Debenture Period, but if not used in the second Subsequent Debenture Period, the Company may only issue $2,000,000 of Debentures in the third Subsequent Debenture Period.

                  (c) The Company shall not request that the Purchaser purchase, and the Purchaser shall not be required to purchase, a Debenture unless, in connection with the Purchase of such Debenture and the conversion of such Debentures into Common Stock of the Company in accordance with such Debenture, either (i) the Company has received the requisite shareholder approval pursuant to the Nasdaq Marketplace Rules or (ii) no such approval is required.

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                  Section 2.02 Debenture. The Company's obligation to pay the principal of, and interest on, the Debentures shall be evidenced by each Debenture. The Purchaser is hereby authorized to maintain a record of the Debentures. Such records shall constitute rebuttably presumptive evidence of the accuracy of the information contained therein. Any failure by the Purchaser to maintain such records or any error therein shall not affect the Company's obligation to repay the Debentures and interest thereon in accordance herewith.

                  Section 2.03 Use of Proceeds. The Company will use the proceeds from the sale of the Debentures for reasonable litigation expenses related to the Lawsuit.

                    SECTION 3. DEBENTURE PURCHASE CONDITIONS

                  Section 3.01 Conditions to Closing of the Initial Purchase. The Purchaser's obligation to consummate the Initial Purchase with the Company is subject to the fulfillment of the following conditions:

                  (a) The Purchaser shall have received each of the following:

                           (i) a copy of the charter documents of the Company, certified by the Secretary of State of Delaware;

                           (ii) a copy of good standing certificates issued by the Secretary of State of: (x) the state in which the Company is incorporated; and (y) the states where the Company is authorized to conduct business, dated within five (5) Business Days of the Closing Date;

                           (iii) by-laws of the Company, certified by its Secretary or Assistant Secretary as of the Closing Date;

                           (iv) resolutions of the Board of Directors of the Company approving and authorizing, inter alia, the execution, delivery and performance by the Company of this Agreement and the Debenture, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

                           (v) the names, titles and signatures of the officers of the Company and other representatives thereof who are authorized to act on its behalf in respect of this Agreement and the issuance of the Debentures, including without limitation, the execution and delivery thereof and the documents to be delivered thereunder or in connection therewith; the Purchaser may conclusively rely on the authorities contained in each such certificate unless and until it shall have received a further certificate from such Secretary or Assistant Secretary amending or otherwise modifying the authorities set forth in the prior certificate furnished to the Purchaser; and

                  (b) The Purchaser shall have received a legal opinion from the Company's counsel, in form and substance reasonably satisfactory to the Purchaser.

                  (c) With respect to the Initial Purchase, once the Company believes that Purchaser has received all of the items required in subparagraphs (a) and (b) above and Section

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3.02 below, it shall provide written notice to Purchaser of the fulfillment of the conditions to the Initial Purchase and the closing of the Initial Purchase shall occur within five (5) business days of such written notice unless Purchaser shall contest such fulfillment of the conditions, in which event the closing shall occur at such time as Purchaser acknowledges fulfillment of the conditions.

                  Section 3.02 Conditions to Closing of the each Purchase of Debentures. The Purchaser's obligation to purchase any Debentures, including without limitation pursuant to the Initial Purchase, shall be subject to the fulfillment of the following conditions:

                  (a) The Company shall have executed and delivered the Debenture to the Purchaser;

                  (b) No Default or Event of Default shall have occurred and be continuing on the date thereof either before or after giving effect to the consummation of the Purchase;

                  (c) Subject to updating by the Company of the Schedules to this Agreement attached hereto on the date of such Purchase (or such other schedules as may be provided by the Company on such date), the representations and warranties contained herein and in the Debenture are true and correct in all material respects on such date, both before and after giving effect to the consummation of the Purchase;

                  (d) In connection with such Purchase of such Debenture and the conversion of such Debentures into Common Stock of the Company in accordance with such Debenture, either (i) the Company has received the requisite shareholder approval pursuant to the Nasdaq Marketplace Rules or (ii) no such approval is required;

                  (e) The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the date of consummation of the Purchase;

                  (f)      There has been no Material Adverse Effect;

                  (g) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending. The purchase of and payment for the Debentures by the Purchaser shall not be prohibited by any law or governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

                  (h) The Purchaser shall have received a Compliance Certificate dated the date of such Purchase certifying that the conditions set forth in Subclauses (b) - (g) have been satisfied; and

                  (i) The Purchaser shall have received such other documentation relating to the Purchase, this Agreement and the Debentures and the transactions contemplated thereby as

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the Purchaser may have reasonably requested. All corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection herewith shall be reasonably satisfactory in form and substance to the Purchaser.

                  (j) With respect to each Purchase other than the Initial Purchase, once the Company believes that Purchaser has received all of the items required in subparagraphs (a) through (i) above, it shall provide written notice to Purchaser of the fulfillment of the conditions to the closing of such Purchase and the closing of such Purchase shall occur within five (5) business days of such written notice unless Purchaser shall contest such fulfillment of the conditions, in which event such closing shall occur at such time as Purchaser acknowledges fulfillment of the conditions.

                  SECTION 4. REPRESENTATIONS AND WARRANTIES

         Except as otherwise described in the Filed SEC Documents (as defined in Section 4.18 below) (including the documents incorporated by reference therein) and the Company's press releases since March 31, 2003 that are available on the Company's web site located at http://www.immersion.com, in each case on the date hereof, or subsequently disclosed in a Schedule corresponding to the applicable section hereof delivered to the Purchaser pursuant to Section 3.02 (provided that no such updating shall be considered to render a representation or warranty true and correct that was not true and correct when originally made or given), the Company represents and warrants as of the date of the Initial Purchase and as of the date of consummation of each Subsequent Purchase as follows:

                  Section 4.01 Organization and Standing. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it. The Company has all corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement and the Debentures. Each of the Company and the Subsidiaries (as defined in Section 4.02 below) is duly qualified to conduct business as a foreign corporation and is in good standing in every other jurisdiction, if any, in which the failure to so qualify would have a Material Adverse Effect. Complete and correct copies of the Company's certificate of incorporation and by-laws and the certificate of incorporation and bylaws of its Subsidiaries, as in effect on the date hereof, have been filed by the Company with the Securities and Exchange Commission (the "COMMISSION") or otherwise made available (including via EDGAR) to the Purchaser.

                  Section 4.02 Subsidiaries. Schedule 4.02 lists the Company's subsidiaries (the "SUBSIDIARIES") and the jurisdictions in which each is incorporated. Except as set forth in Schedule 4.02, all of the issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity

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interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, for short-term investments, or as set forth in
Schedule 4.02, the Company does not own any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, limited liability company, joint venture, association or other entity.

                  Section 4.03 Capitalization.

                           (i)      The authorized capital stock of the Company
(immediately prior to the Closing) consists of 105,000,000 shares of stock consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.

                           (ii)     As of July 24, 2003, 20,197,984 shares of
Common Stock and no shares of Preferred Stock were outstanding. The Company has not issued any capital stock since July 24, 2003 other than pursuant to employee benefit plans disclosed in the Filed SEC Documents.

                           (iii)    Immediately after the Closing, there will
be: 2,185,792 shares of Series A Preferred Stock duly authorized, validly issued and outstanding and such shares shall be fully-paid and nonassessable. Immediately after the Closing, there will be a sufficient number of shares of Common Stock reserved, and duly authorized, for issuance upon exercise of the Series A Preferred Stock and a sufficient number of shares of Common Stock reserved, and duly authorized for issuance to the Purchaser pursuant to and in accordance with this Agreement and the Debentures.

                           (iv)     Except as may be provided in this Agreement,
the Purchase Agreement or the Ancillary Agreements (as defined in the Purchase Agreement) or as set forth in Schedule 4.03: (a) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (b) there is no commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; and (c) other than as set forth in the certificate of incorporation of the Company, as amended, this Agreement or in the Debentures, the Company has no obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Other than as set forth in the Stockholder Agreement executed with Purchaser as of the Closing Date, there are no voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party.

                           (v)      Except as provided in this Agreement, the
Debentures, the Purchase Agreement or the Ancillary Agreements (as defined in the Purchase Agreement) , no person or entity is entitled to: (a) any preemptive or similar right with respect to the issuance of any capital stock of the Company; (b) any rights with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the "SECURITIES ACT"); or (c) any first offer rights, first refusal rights or, pursuant to an agreement to which the Company is a party or, to the best of the Company's knowledge, pursuant to an agreement to which any of the Company's stockholders is a party, other similar rights to subscribe for or purchase any capital stock of the Company or any right to restrict the transfer of such securities.

                  Section 4.04 Issuance of Debentures. The issuance, sale and delivery of the Debentures in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Debentures, have been, or, with respect to the Common Stock, will be on or prior to the issuance of such Common Stock, duly authorized and, as the case may be, reserved for issuance by all necessary corporate action on the part of the Company, its officers, directors and stockholders, and the Debentures when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Debentures when issued upon such conversion, will be duly authorized and validly issued, fully paid and non-assessable, free and clear of any liens, encumbrances or security interests.

                  Section 4.05 Authority for Agreement; No Violation The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, its officers, directors and stockholders. This Agreement and the Debentures have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms. The execution of and performance of the transactions contemplated by this Agreement and the Debentures and compliance with their provisions by the Company will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, its certificate of incorporation or by-laws (each as amended to date and presently in effect), or any material bond, indenture, note or other evidence of indebtedness, any material lease, agreement or other instrument to which the Company is a party or by which it or any of its Subsidiaries is a party or by which their respective properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to the Company or its Subsidiaries.

                  Section 4.06 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement, the offer, issue, sale and delivery of the Debentures as contemplated by this Agreement.

                  Section 4.07 Litigation; Proceedings. Except as set forth in
Schedule 4.07, there is no action, suit, claim, proceeding or investigation pending against or affecting the Company at law or in equity, or by any arbitrator, or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or, to the Company's knowledge there is no action, suit, claim, proceeding or investigation threatened against or affecting the Company at law or in equity, or by any arbitrator, or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and the Company is not subject to any order, writ, injunction or decree entered into any lawsuit or proceeding.

                  Section 4.08 Brokers or Finders. The Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement and the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  Section 4.09 Nasdaq National Market. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq National Market System ("NASDAQ"). The Company has taken no action designed to delist, or which, to the Company's knowledge, is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. The Company shall comply with all requirements of the National Association of Securities Dealers, Inc. with respect to the issuance of the Debentures and the listing of the Common Stock on Nasdaq.

                  Section 4.10 Taxes. The Company and its Subsidiaries have filed or obtained presently effective extensions with respect to all federal, state, county, local and foreign tax returns that are required to be filed by it, such returns are true and correct and all taxes shown thereon to be due have been timely paid with exceptions not material to the Company. Federal income tax returns of the Company have not been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the knowledge of the Company, threatened. The Company is taxed as a C corporation as defined in Section 1361(a)(2) of the Code. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect on the Company. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Except as set forth on Schedule 4.10, none of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited by governmental authorities. Except as set forth on Schedule 4.10, since the date of the Financial Statements, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

                  Section 4.11 Property and Assets. The Company has good and marketable title in fee simple to all of the real property that it owns and good and marketable title to all of its personal property and assets, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge, encumbrance or defect. Any real or personal property held under lease by the Company or its Subsidiaries is held by them under valid, existing and enforceable leases.

                  Section 4.12 Intellectual Property. Set forth on Schedule 4.12 is a true and complete list of all issued patents and registered trademarks presently owned or held by the Company. Except as set forth on Schedule 4.12, to the Company's knowledge, the Company and each of its Subsidiaries has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and know-how (including trade secrets or other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the "INTELLECTUAL PROPERTY RIGHTS") that are necessary for use in connection with its business as presently conducted or proposed to be conducted as described in the SEC Documents. Except as disclosed on Schedule 3.12, to the Company's knowledge, there is no existing infringement or misappropriation by another person or entity of any of the Intellectual Property Rights that are necessary for use in connection with the Company's business as presently conducted. Except as set forth on Schedule 4.12, neither the Company nor its Subsidiaries are infringing or misappropriating any Intellectual Property Rights (other than unpublished patent applications) of any other person or entity, nor, to the Company's knowledge, are the Company or its Subsidiaries infringing the rights of any other person or entity granted under any unpublished patent application. Except as set forth on Schedule 4.12, there are no claims of infringement of any Intellectual Property Rights made or threatened by a third party against or involving the Company.

                  Section 4.13 Material Agreements. Except as filed with or listed in the exhibit index to the Filed SEC Documents or as otherwise made available to the Purchaser, neither Company nor any of its Subsidiaries is a party to any material contract, as such contracts are defined in Item 601(b)(10) of Regulation S-K under the Securities Act (each such contract, a "COMPANY CONTRACT"). To the Company's knowledge, each Company Contract is valid, binding and in full force and effect and is enforceable by the Company or any of its Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. As of the date hereof, no party to any such Company Contract has notified the Company or any of its Subsidiaries that it intends to terminate such Company Contract. The Company or its Subsidiaries, as the case may be, has performed in all respects all obligations required to be performed by it to date under the Company Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Company, no other party to any of the Company Contracts, as of the date hereof, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not have a Material Adverse Effect.

                  Section 4.14 Compliance. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby. There is no term or provision of any material mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it is bound, or of any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company, that materially adversely affects or, to the best of the Company's knowledge so far as the Company may now foresee, in the future is reasonably likely to materially adversely affect, the business, prospects, condition, affairs or operations of the Company or any of its properties or assets. To the Company's knowledge, no employee of the Company is in violation of any contract or covenant (either with the Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

                  Section 4.15 Sarbanes-Oxley Compliance. The Company is currently and at all times prior to the date hereof has been in compliance in all material respects with Sarbanes-Oxley Act of 2002 and any and all rules or regulations promulgated thereunder.

                  Section 4.16 Disclosures. Neither this Agreement nor any exhibit hereto, nor any report, certificate or instrument furnished to the Purchaser in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. The Company knows of no information or fact that has or would have a material adverse effect on the business, prospects or condition (financial or otherwise) of the Company that has not been disclosed to the Purchaser in writing.

                  Section 4.17 Financial Statements. The Company has made available (including via EDGAR) to the Purchaser its audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2002, its audited consolidated balance sheet as of December 31, 2002, its unaudited consolidated statements of income, stockholders' equity and cash flows for the period from January 1, 2003 through March 31, 2003 and its unaudited consolidated balance sheet as of March 31, 2003. All such financial statements are hereinafter referred to collectively as the "FINANCIAL STATEMENTS." The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present the financial position of the Company and its Subsidiaries and the results of their respective operations as of the date and for the periods indicated thereon, except that the unaudited financial statements may not be in accordance with generally accepted accounting principles because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which, individually, and in the aggregate, will not be material. The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls meeting the requirements of applicable law, including without limitation the requirements of
Section 13(b)(2) of the Exchange Act. Since March 31, 2003, there has been no Material Adverse Effect.

                  Section 4.18 SEC Documents. The Company has made available (including via EDGAR) to the Purchaser, a true and complete copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2003, the Company's Definitive Proxy Statement for the Annual Meeting held on June 3, 2003 and the Company's Current Reports on Form 8-K filed after December 31, 2002 and before the date hereof (all such materials being called, collectively, the "FILED SEC DOCUMENTS"). The Company will, promptly upon the filing thereof, also make available to each Purchaser all statements, reports (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) and definitive proxy statements filed by the Company with the SEC during the period commencing on the date hereof and ending on the Closing Date (all such materials required to be furnished to the Purchaser pursuant to this sentence being called, collectively, the "SEC DOCUMENTS"). The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. As of their respective filing dates, the Filed SEC Documents complied, and the SEC Documents will comply, in all material respects with the requirements of the Exchange Act, and none of the Filed SEC Documents, as of their respective filing dates, contained, and none of the SEC Documents will contain, any untrue statement of a material fact or omitted or omit, as the case may be, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or are, as the case may be, made, not misleading, except to the extent corrected by a subsequent Filed SEC Document.

                  Section 4.19 No Manipulation of Stock. The Company has not taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock.

                  Section 4.20 Related Party Transactions. Except as set forth in Schedule 4.20, none of the officers or directors of the Company or its Subsidiaries and, to the knowledge of the Company, none of their respective employees is presently a party to any transaction with the Company or its Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                  Section 4.21 Employees. Except as set forth in Schedule 4.21, each employee of the Company who has access to the Company's confidential or proprietary information has executed a proprietary information agreement, in substantially the form delivered to the Purchaser. To the best of the Company's knowledge, no officer or key employee is in violation of any prior employee contract or proprietary information or noncompetition agreement. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the best of the Company's knowledge, threatened labor dispute involving the Company and any group of its employees. To the best of its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

                  Section 4.22 Investment Company. The Company is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for an investment company, within the meaning of the Investment Company Act of 1940, as amended.

                  Section 4.23 Insurance. The Company maintains insurance against such losses and risks and in such amounts as the Company believes in good faith is adequate, prudent and customary for the businesses in which the Company and its Subsidiaries are engaged.

                  Section 4.24 Environmental Matters. Each of the Company its Subsidiaries has obtained all permits, licenses and other authorizations that are required under federal, state and local laws in the U.S. and outside the U.S. relating to pollution or protection of the environment, including laws related to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("ENVIRONMENTAL LAWS"), except for any failures to obtain the permits, licenses or authorizations that would not, individually or in the aggregate, have or result in a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with all terms and conditions of the required permits, licenses and authorizations and is also in full compliance with all other limitations, restrictions, conditions and requirements contained in the Environmental Laws or contained in any plan, order, judgment, decree or notice, except for any non-compliance which could not, individually or in the aggregate, have or result in a Material Adverse Effect. The Company is not aware of, nor has the Company received notice of, any events, conditions, circumstances, actions or plans which may interfere with or prevent continued compliance or which would give rise to any liability under any Environmental Laws, except for any liability which could not, individually or in the aggregate, have or result in a Material Adverse Effect.

                  Section 4.25 Accuracy of Information Furnished. The information furnished to the Purchaser or its representatives or advisors by the Company or its representatives or advisors furnished prior to the date of this Agreement, does not contain any untrue statement of a material fact and does not omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which such statement is made, not misleading.

                  Section 4.26 No Material Adverse Changes. Since March 31, 2003, except as disclosed in the SEC Documents filed subsequent to that date, if any, there has not been any Material Adverse Effect.

                  Section 4.27 Absence of Certain Developments. Except as described in or contemplated by this Agreement or the Filed SEC Documents, since March 31, 2003, through the closing Date, the Company and its Subsidiaries have not (a) issued any stock, options (other than to employees and directors consistent with past practices) bonds or other corporate securities; (b) borrowed any amount or incurred or become subject to any direct or indirect liabilities (absolute, accrued or contingent), other than current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business; (c) discharged or satisfied any lien or adverse claim or paid any obligation or liability (absolute, accrued or contingent), other than current liabilities shown on the Balance Sheet and current liabilities incurred in the ordinary course of business; (d) made any material change in the nature or operations of the business of the Company and its Subsidiaries; (e) sustained any material loss or interference with its business or properties not covered by insurance; (f) paid or declared any dividends or other distributions with respect to the capital stock (other than customary dividends paid to all holders of Common Stock); (g) defaulted in the payment of principal and interest on any outstanding debt obligations or (h) entered into any agreement or commitment to do any of the foregoing.

                  Section 4.28 Contributions. Neither the Company, its employees nor, to the Company's knowledge, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity,
(ii) made any unlawful payment to foreign or domestic government officials, or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or made by any person acting on its behalf and of which the Company is aware in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

                        SECTION 5. AFFIRMATIVE COVENANTS

                  So long as any Obligations remain outstanding to the Purchaser, unless the Company shall have had prior consultation with the Purchaser and the Purchaser shall have otherwise agreed in writing, the Company shall:

                  Section 5.01 Maintenance of Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its existence and good standing in the jurisdiction of its organization, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

                  Section 5.02 Maintenance of Records. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with the principles used by the Company for income tax purposes, except where otherwise stated herein, reflecting all financial transactions of the Company and such Subsidiary.

                  Section 5.03 Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties and assets necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  Section 5.04 Conduct of Business. Continue, and cause each Subsidiary to continue, to engage in its principal business.

                  Section 5.05 Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

                  Section 5.06 Compliance With Laws. Comply, and cause each Subsidiary to comply, in all material respects with all material applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all Taxes, assessments, and governmental charges imposed upon it or upon its property unless an extension for time to pay has been granted or any such taxes, assessments or governmental charges are being contested by the Company or such Subsidiary in good faith and the same is funded by an adequate reserve.

                  Section 5.07 Right of Inspection. At any reasonable time and from time to time, upon three (3) Business Days prior written notice, during regular business hours and without disruption of the conduct of their respective businesses, permit the Purchaser or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company or any Subsidiary, and to discuss its or their affairs, finances, and accounts with any of its or their respective officers, directors, partners and independent accountants.

                  Section 5.08 Information. Furnish to the Purchaser:

                  (a)      promptly (but in any event within three (3) Business
Days) after the discovery or receipt of notice of any Default or Event of Default or any default under any Company Contract or any other material adverse change, event or circumstance affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of litigation being commenced), an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto; provided however, either a non-disclosure agreement shall be in place with Purchaser or Purchaser shall execute a non-disclosure agreement as to any confidential information provided to Purchaser pursuant to this section 5.08 (a);

                  (b) after a Default or Event of Default has occurred (i) a copy of each annual report on Form 10-K when filed with the Commission, (ii) a copy of each quarterly report on Form 10-Q when filed with the Commission, (iii) a copy of each proxy statement and any current reports on Form 8-K as each becomes available and (iv) within two days after release, copies of all press releases issued by the Company or any of its subsidiaries;

                  (c) after a Default or Event of Default has occurred, subject to Regulation FD and any state or federal securities laws, the Company further agrees to provide promptly to Purchaser any information with respect to the Company, its properties, or its business as the Purchaser may reasonably request; provided, however, that the Company will not be required to provide the Purchaser any material nonpublic information.

                  Section 5.09 Reservation of Shares.

                  (a) Reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of the Conversion, such number of shares of Common Stock that shall be issuable, from time to time, upon both the exercise of the Conversion, which shares when so issued, shall be duly and validly issued, fully paid and nonassessable, and free from all Taxes, Liens and charges.

Take all such actions as may be necessary to assure that all such shares issuable upon the exercise of the Conversion may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such shares may be listed.

                  Section 5.10 Listing and Maintenance Requirements Compliance. So long as the Company shall continue the listing and trading of its Common Stock on Nasdaq, the Company will use its commercially reasonable efforts to comply in all respects with the

Company's reporting, filing and other obligations under the by-laws or rules of such exchange or quotation system.

                  Section 5.11 Reduction of Lawsuit Claims. In the event that a court of competent jurisdiction in the Lawsuit issues a ruling or order which eliminates any claims asserted in the Lawsuit by the Company or narrows the scope of the Lawsuit and the Company desires to withdraw or dismiss the Lawsuit, the Purchaser shall have the right to either (i) direct the assignment of the Lawsuit to any third party and if any such third party purchases such Lawsuit from the Company, the Purchaser shall receive any and all proceeds from such sale; or (ii) assign the Lawsuit and all right, title and interest therein to either the Purchaser or its designee for no cash or other consideration.

                         SECTION 6. NEGATIVE COVENANTS

                  So long as Purchaser owns at least 25% of the aggregate principal amount of Debentures issued under this Agreement, without prior consultation with and the prior written agreement or consent of the Purchaser, the Company will not, and will not permit any Subsidiary to:

                  Section 6.01 Liens. Create, incur, assume or permit to exist any security interest, Lien, mortgage, pledge, assignment or other charge or encumbrance on or with respect to (including a Capital Lease and the retained security title of a conditional vendor) any of its present or future assets or properties, except:

                  (a)      Liens in favor of the Purchaser; or

                  (b)      Permitted Liens.

                  Section 6.02 Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except:

                  (a)      Indebtedness to the Purchaser;

                  (b)      Ordinary Course Indebtedness; and

                  (c) other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding.

                  Section 6.03 Restricted Payments. Declare or pay any dividend on Common Stock other than dividends payable in shares of Common Stock.

             SECTION 7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  The respective representations, warranties and other statements of the Company and the Purchaser, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Purchaser or any controlling person of the Purchaser, or the Company, or any officer or director or controlling person of the Company and shall survive until the latest to occur of (i) payment in full of the Debentures; (ii) early repayment pursuant to Section 4 of the Debentures, (iii) redemption pursuant to Section 6 of the Debentures; or (iv) conversion in full pursuant to Section 8 of the Debentures.

                           SECTION 8. INDEMNIFICATION

                  Section 8.01 Indemnification by the Company. Subject to the terms of this Section 8, the Company shall indemnify, defend, save and hold harmless the Purchaser, its officers, directors, employees, representatives and agents, and its successors and assigns (collectively, the "INDEMNIFIED PARTIES"), from and against any demands, claims (as defined in Section 101 of the U.S. Bankruptcy Code), actions, losses, damages, deficiencies, liabilities, assessments, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses incurred in the investigation, preparation, defense and settlement of any claim, loss, damage or liability), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "INDEMNIFIABLE DAMAGES"), suffered by the Indemnified Parties that arise out of or result from any of the following (whether or not a third party initiates the proceeding or claim giving rise to such Indemnifiable Damages):

                  (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or the Debenture;

                  (b) any breach of any representation, warranty, covenant or agreement made by the Company in a document, certificate or affidavit delivered by the Company on the Closing Date;

                  (c) any expenses, charges, fees, or costs associated with any liability for Taxes imposed as a result of entering into this Agreement, but such liability for Taxes shall not apply to Taxes imposed as a result of payments made by the Company to Purchaser pursuant to this Agreement; or

                  (d) the exercise by the Purchaser of its rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnified Party, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred to the extent of the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction).

                  Section 8.02 Claims for Indemnification. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing Date subject to the limitations set forth herein and shall not be affected by any investigation made by the parties hereto prior to the date hereof. The Indemnified Party shall give the party from whom indemnification is sought (the "INDEMNIFYING PARTY") a written notice ("NOTICE OF CLAIM") within sixty (60) days of the discovery of any loss, liability, claim or expense in respect of which the right to indemnification contained in this Section 8 may be claimed; provided, however, that the failure to give such notice within such sixty (60) day period shall not result in the waiver or loss of any right to bring such claim hereunder after such period unless, and only to the extent that, the other party is actually prejudiced by such failure. In the event a claim is pending or threatened or the Indemnified Party has a reasonable belief as to the validity of the basis for such claim, the Indemnified Party may give written notice (a "NOTICE OF POSSIBLE CLAIM") of such claim to the Indemnifying Party, regardless of whether a loss has arisen from such claim. Any Notice of Claim or Notice of Possible Claim shall set forth the representations, warranties, covenants and agreements with respect to which the claim is made, the specific facts giving rise to an alleged basis for the claim and the amount of liability asserted or anticipated to be asserted by reason of the claim.

                  Section 8.03 Matters Involving Third Parties.

                  (a) If any third party shall notify the Indemnified Party as to any matter in respect of which the right to indemnification contained in this Section 8 may be claimed (a "THIRD PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim as provided in Section 8.02 above; and the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim, consent to the entry of any judgment with respect thereto and enter into any settlement with respect thereto, all with counsel of its choice, so long as the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given the Indemnifying Party notice of the Third Party Claim pursuant to Section 8.02, that the Indemnifying Party will indemnify the Indemnified Party from and against Indemnifiable Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim.

                  (b) If the Indemnifying Party undertakes the defense of any Third Party Claim pursuant to Section 8.03(a) above, the Indemnified Party may retain separate co-counsel at its sole cost and expense (and such expenses shall not be Indemnifiable Damages) and participate in the defense of such Third Party Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably). The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim that does not include a full release by the third party of the Indemnified Party from all Indemnifiable Damages relating to such Third Party Claim, without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (c) The parties hereto shall provide, or cause their appropriate employees or representatives to provide, to the other parties hereto information or data in connection with the handling of the defense of any Third Party Claim or litigation (including counterclaims filed by the parties), and the party receiving such information or data shall reimburse the other party for all of its reasonable costs and expenses in providing these services, including, without limitation, (1) all out-of-pocket, travel and similar expenses incurred by its personnel in rendering these services; and (2) all fees and expenses for services performed by third parties engaged by or at the request of such other party.

                  Section 8.04 Settlement of Indemnification Claims After Closing. If the recipient of a Notice of Claim desires to dispute such claim, it shall, within thirty (30) days after receipt of the Notice of Claim, give counternotice, setting forth the basis for disputing such claim, to the Company. If no such counternotice is given within such thirty (30) day period, or if the Company acknowledges liability for indemnification, then the amount claimed shall be promptly satisfied as provided in Section 8.05. If, within thirty (30) days after the receipt of counternotice by the Company, the Company and Indemnified Parties shall not have reached agreement as to the claim in question, then the party disputing the claim shall satisfy any undisputed amount as specified in
Section 8.05 and the disputed amount of the claim of indemnification shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in the Seattle, Washington area before a panel of three (3) arbitrators, one selected by each of the parties and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a party shall be indemnified hereunder, the amount shall be satisfied as provided in Section 8.05. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction. The date of the arbitrator's decision or the date a claim otherwise becomes payable pursuant to this Section 8.04 is referred to as the "DETERMINATION DATE."

                  Section 8.05 Manner of Indemnification by the Company. Where the Company is obligated to indemnify the Indemnified Parties under Section 8.01, such indemnity obligation must be satisfied by paying to that Indemnified Party in cash an amount equal to the applicable Indemnifiable Damages upon the request of the Indemnified Party.

                  Section 8.06 Survival. The Company's obligations under this
Section 8 shall survive the termination of this Agreement and the payment of the Obligations.

                            SECTION 9. MISCELLANEOUS

                  Section 9.01 Payment of Expenses. The Company shall pay, and hold the Purchaser harmless from and against, any and all present and future stamp, excise and other similar taxes with respect to the transactions contemplated hereby and hold the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Purchaser) to pay such taxes.

                  Section 9.02 Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or five (5) days after being deposited in the United States mail, postage prepaid, or, in the case of telecopy notice, when sent, or, in the case of a nationally recognized overnight courier service, one (1) Business Day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified opposite its signature below, or to such other address as may be designated by any party in a written notice to the other parties hereto.

                  Section 9.03 Successors, etc. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchaser, and their respective transferees, successors and assigns, except that neither party shall have the right to assign or transfer any right or interest herein or hereunder except to an Affiliate of the Purchaser or the Company without the other party's prior written consent.

                  Section 9.04 No Waiver; Remedies Cumulative. No failure or delay on the part of the Purchaser in exercising any right, power or privilege hereunder or under the Debentures and no course of dealing between the Company and the Purchaser of the Debenture shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Debentures preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies, which the Purchaser would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchaser to any other or further action in any circumstances without notice or demand.

                  Section 9.05 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and controlled by the laws of the State of Washington, and each party consents to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal subject matter jurisdiction exists, in which case each party consents to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Each party waives all defenses of lack of personal jurisdiction and forum non-conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. In any action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

                  Section 9.06 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  Section 9.07 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  Section 9.08 Severability. In case any provision in or obligation under this Agreement or the Debenture shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  Section 9.09 Amendments and Waivers. Neither this Agreement, the Debenture, nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section. The Purchaser and the Company may, from time to time, enter into written amendments, supplements, modifications or waivers for the purpose of adding, deleting, changing or waiving any provisions to this Agreement or the Debenture.

                              SIGNATURE PAGE TO THE

           SENIOR REDEEMABLE CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

                  IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                  ADDRESS FOR NOTICES

                              IMMERSION CORPORATION

                              By: /s/ Victor Viegas
                                  ----------------------------------------------
                                  VICTOR VIEGAS
                                  President, Chief Executive Officer and
                                  Chief Financial Officer

                                        Address:
                                              801 Fox Lane
                                              San Jose, California 95131

                              MICROSOFT CORPORATION

                              By: /s/ William H. Gates
                                  ----------------------------------------------
                                  Name:  William H. Gates
                                  Title: Chairman of the Board

                              By: /s/ Richard Emerson
                                  ----------------------------------------------
                                  Name:  Richard Emerson
                                  Title: Sr. VP. Corp. Development

                              By: /s/ Bryan Lee
                                  ----------------------------------------------
                                  Name:  Bryan Lee
                                  Title: Corporate Vice President and
                                  Chief Financial Officer


                               Address:
                                    One Microsoft Way, Bldg. 8/1132
                                    Redmond, WA 98052-6399